Exhibit 10.8

Collexis Holdings, Inc.
1201 Main Street
Suite 980
Columbia, SC 29201
United States Of America

T (803) 727-1113
F (803) 727-1118
www.collexis.com

February __, 2008

Mr. Joseph Shea
President
Institute of Legal Publishing, Inc.

Re: LLC Interests Purchase Agreement (the “Agreement”) entered into as of February 1, 2008, by and among Collexis Holdings, Inc. (“Collexis”), Lawriter, Inc. (together with Collexis, “Buyer,” “our,” “us,” “I” or “me”), Lawriter LLC (“Lawriter”), OSBA.COM LLC, an Ohio limited liability company (“OSBA”), and Institute of Legal Publishing, Inc. (f/k/a Lawriter Corporation)(“Lawcorp” or “you” or “your” and, collectively with OSBA, “Members” or “Sellers”)(the “Purchase Agreement) - Agreement to Extend Payment Due Date.

Dear Joe:

As we have discussed, our payment to you under Section 2(b)(i)(B)(3)(x) of the Purchase Agreement in the amount of Five Hundred Thousand Dollars and Fifty Cents ($500,000.50) was due and payable as of the 8th day of February 2008. Notwithstanding the foregoing, you have agreed to waive that covenant to the limited extent provided in this paragraph and to extend the date on which such payment is due to you from the 8th day of February to not later than the 27th day of February 2008 (the “Extended Due Date”).

Upon execution of this letter by you and us, we each acknowledge and agree that (1) except as modified hereby, all of the terms and provisions of the Purchase Agreement shall remain in full force and effect; (2) this letter is the sole agreement between the you and us as to the limited waiver of the referenced covenant in the Purchase Agreement as described herein; (3) this letter may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument; (4) invalidation of any one or more of the provisions of this Amendment shall in no way affect any of the other provisions of this Amendment, which shall remain in full force and effect; and (5) this letter shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, successors, personal representatives and assigns.

Upon your review of this letter, please let me know if it meets with your approval. If so, I would very much appreciate your signing and dating the letter where so indicated below, retaining one copy for your files and returning the original to me for our records.

Best personal regards,

/s/ William Kirkland
William Kirkland
President

ACCEPTED AND AGREED

I hereby agree to the terms of this letter and the waiver referenced herein as being made to the Purchase Agreement this 13th day of February 2008.

Institute of Legal Publishing, Inc.

By:

  /s/ Joseph W. Shea III
Joseph Shea, President